SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 25, 2006

FLYi, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21976	13-3621051

State or Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification No.

45200 Business Court, Dulles, VA 20166
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (703) 650-6000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 7.01 Regulation FD Disclosure

As previously disclosed, on November 7, 2005, FLYi, Inc. and its subsidiaries (the “Company”), including Independence Air, Inc., its principal operating subsidiary (“Independence Air”), filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Company filed its petitions in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case Nos. 05-20111, 05-20012, 05-20013, 05-20014, 05-20015, 05-20016 and 05-20017). The reorganization cases are being jointly administered under the caption “In re FLYi, Inc., et. al., Case No. 05-20011 (MFW).” The cases are accessible at the Court’s internet site, www.deb.uscourts.gov. Links to petitions and other motions may be found on the website of the Company’s claims and noticing agent, Kurtzman Carson Consultants LLC, at www.kccllc.com. These links and additional information may also be found in the section of Independence Air’s website at www.flyi.com labeled “Company” under the caption “Restructuring”.

With respect to the Company’s claim in the United Airlines bankruptcy proceeding for pre-petition damages stemming from United’s termination of the Company’s United Express Agreement, the Company entered into an agreement with United Airlines on April 11, 2006 to resolve all of the claims and disputes among them, with certain limited exceptions. The settlement includes the allowance of the Company’s rejection damages claim in United’s Chapter 11 cases as a Class 2E-6 general unsecured claim in the amount of $750 million; the withdrawal of all objections and appeals from the Court order in the United case with respect to the claim, and the mutual release from all claims that arose prior to the date of the settlement agreement. The mutual release includes a release by the Company of all claims for damages relating to the any potential violations by United of state and federal antitrust laws. The Company had previously filed an administrative claim in United’s Chapter 11 cases indicating that conduct by United that might be anticompetitive and illegal under the antitrust laws negatively impacted Independence Air’s economic performance and was a contributing factor to the failure of Independence Air’s operations. Excepted from the mutual release was a claim by the Company and insurer against United’s insurer for damages relating to an airport accident.

Pursuant to United’s confirmed chapter 11 plan of reorganization, creditors with allowed claims in Class 2E-6, including the Company, are entitled to shares of stock in reorganized UAL Corporation (the “New UAL Common Stock”). These shares are distributed from a disputed claims reserve. As a claim against United is allowed, it is entitled to receive an initial distribution of New UAL Common Stock and may receive additional shares of New UAL Common Stock as other disputed claims subject to the reserve subsequently are allowed. Pursuant to the Settlement Agreement, United will make the initial distribution of New UAL Common Stock to the Company no later than 30 days following the date on which the order of the Company’s bankruptcy court approving the Settlement Agreement becomes final and unappealable. This initial distribution shall be no less than 3,266,250 shares of New UAL Common Stock. The Settlement Agreement will not be final until it is approved by the Company’s Bankruptcy Court. The Company has filed a motion in its Bankruptcy Court seeking approval by the Court of the Settlement Agreement, and seeking authority to sell the shares of New UAL Common Stock upon receipt. This action currently is scheduled to be heard by the Bankruptcy Court on May 10, 2006.

The Company anticipates that the likely outcome of the Company’s Chapter 11 case is that FLYi, Inc.’s existing common stock will be cancelled without consideration, and that FLYi stock will have no value. It is not possible to determine the extent of recoveries of creditors of FLYi, Inc. or of any of its affiliated companies, as these will continue to be dependent on the completion of the asset recovery and allocation process, the determination of the total claims pool, and the determination of a form of a plan of liquidation, none of which have been completed at this time. FLYi stock and recoveries of any claims by creditors against any of the FLYi related companies’ bankruptcy estates are highly speculative and the Company urges investors to use extreme caution in any investment decisions.

On April 25, 2006, the Company filed with the United States Bankruptcy Court the Company’s Monthly Operating Reports for the period from March 1, 2006 through March 31, 2006. A Copy of the Monthly Operating Reports for the Company and Independence Air (the “Monthly Operating Reports”) is filed herewith as Exhibit 99.1(a) and (b) and is incorporated herein by reference.

The information contained in the Monthly Operating Reports is preliminary and subject to revision, and the Company cautions readers not to place undue reliance upon this information. The Monthly Operating Reports are unconsolidated and unaudited, in a format prescribed by applicable bankruptcy laws, and have not been prepared in conformity with generally accepted accounting principles. The information in the Monthly Operating Reports might not be indicative of the Company’s financial condition or operating results for the period that would be reflected in the Company’s financial statements or in a periodic report filed pursuant to the Securities Exchange Act of 1934, as amended. The information set forth in the Monthly Operating Reports should not be viewed as indicative of future results and should not be used for investment purposes.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

99.1(a) Monthly Operating Report of FLYi, Inc. for the period March 1, 2006 through March 31, 2006
99.1(b) Monthly Operating Report of Independence Air, Inc. for the period March 1, 2006 through March 31, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLYi, INC.

May 3, 2006	By: _/s/ David W. Asai_____________
David W. Asai
Senior Vice President and Chief Financial Officer